                                                                     EXHIBIT 4.1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This Agreement ("Agreement"), dated as of November 4, 2004, by and between Assisted Living Concepts, Inc., a Nevada corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), constitutes the First Amendment to the Rights Agreement, effective as of October 1, 2004 by and between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1.       The Rights Agreement is hereby amended by:

         (a) Adding the following sentence at the end of the definition of "Acquiring Person" in Section 1 of the Rights Agreement:

                      "Notwithstanding any of the terms of the foregoing definition, no Person shall become an "Acquiring Person" as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Plan of Merger and Acquisition Agreement dated as of November 4, 2004, and any amendments thereto, (the "Merger Agreement") by and among the Company, Extendicare Health Services, Inc. ("Parent"), and ALC Acquisition, Inc. ("Sub"), and any agreements, documents or instruments executed or entered into by Company and Parent or Acquisition in connection with the Merger Agreement (collectively with the Merger Agreement, the "Transaction Documents")."

         (b) Adding the following sentence at the end of the definition of "Share Acquisition Date" in Section 1 of the Rights Agreement:

                      "Notwithstanding any of the terms of the foregoing definition, no "Share Acquisition Date" will occur as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents, or any public announcement of any of the foregoing."

         (c) Adding the following sentence at the end of the definition of "Triggering Event" in Section 1 of the Rights Agreement:

                      "Notwithstanding any of the terms of the foregoing definition, no "Triggering Event" will occur as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents, or any public announcement of any of the foregoing."

         (d) Adding the following clause at the end of the definition of "Distribution Date" immediately prior to the "(x)" in Section 3(a) of the Rights Agreement:

                      "; provided, however, that notwithstanding any of the terms of the foregoing definition, no "Distribution Date" will occur as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents"

         (e) Adding the following sentence at the end of Section 7(a) of the Rights Agreement:

                      "Notwithstanding anything in this Agreement to the contrary, the Rights shall expire, and no holder of any Rights shall be entitled to exercise such Rights, immediately prior to the occurrence of the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur."

         (f)      Adding the following Section 35 to the Rights Agreement:

                      "Section 35. Termination. Immediately prior to the occurrence of the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder; provided, however, Section 18 of this Agreement shall survive termination of this Agreement, and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Units or any other securities of the Company. As promptly as is practicable following the termination of this Agreement, the Company shall file with the Nevada Secretary of State a certificate withdrawing the Certificate of Designation concerning the Junior Preferred Stock in accordance with the applicable provisions of the Nevada Revised Statutes."

         2. The Company expressly acknowledges that the purpose and intent of this Agreement is that the Rights Agreement and the Rights shall not apply to the transactions contemplated by the Transaction Documents.

         3. All terms defined in the Rights Agreement that are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

         4. The term "Agreement" or "Rights Agreement" as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

         5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

         7. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

         8. This Agreement is not intended to be, nor shall it be construed to be, a novation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       ASSISTED LIVING CONCEPTS, INC.

                                       By: /s/ Edward A. Barnes
                                           -------------------------------------
                                       Name:   Edward A. Barnes
                                       Title:  Senior Vice President and CFO

                                       AMERICAN STOCK TRANSFER & TRUST COMPANY

                                       By: /s/ Herbert J. Lemmer
                                           -------------------------------------
                                       Name:   Herbert J. Lemmer
                                       Title:  Vice President

                                       3